EX.99.(a)(ii)(B)

Schedule A

FIRST INVESTORS INCOME FUNDS
Cash Management Fund
Fund For Income
Government Fund
Investment Grade Fund
International Opportunities Bond Fund
Strategic Income Fund
Floating Rate Fund
Limited Duration High Quality Bond Fund
Balanced Income Fund

Schedule updated as of October 1, 2015